UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 30, 2018

001-35922
(Commission file number)

PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1250 Wood Branch Park Dr., Suite 400
Houston, Texas 77079
 (Address of principal executive offices)

 (855) 733-3826
(Issuer’s telephone number)

 4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

Convertible Notes

On August 1, 2018, PEDEVCO Corp. (the “Company”, “PEDEVCO”, “we” and “us”) raised $23,600,000 through the sale of $23,600,000 in Convertible Promissory Notes (the “Convertible Notes”). A total of $22,000,000 in Convertible Notes was purchased by SK Energy LLC (“SK Energy”), a company wholly-owned by our Chief Executive Officer and director, Dr. Simon Kukes; $200,000 in Convertible Notes was purchased by an executive officer of SK Energy; $500,000 in Convertible Notes was purchased by a trust affiliated with John J. Scelfo, a director of the Company; and $500,000 in Convertible Notes was purchased by an entity affiliated with Ivar Siem, our director, and J. Douglas Schick, who was appointed as the President of the Company on August 1, 2018, as discussed below in Item 5.02; and $400,000 in Convertible Notes were purchased by unaffiliated parties.

The Convertible Notes accrue interest monthly at 8.5% per annum, which interest is payable on the maturity date unless otherwise converted into our common stock as described below.

The Convertible Notes and all accrued interest thereon are convertible into shares of our common stock, from time to time following the determination of the VWAP Price (as defined below), at the option of the holders thereof, at a conversion price equal to the greater of (x) $0.10 above the greater of the book value of the Company’s common stock and the closing sales price of the Company’s common stock on the date the Convertible Notes were entered into (the “Book/Market Price”) (which was $2.03 per share); (y) $1.63 per share; and (z) the VWAP Price, defined as the volume weighted average price (calculated by aggregate trading value on each trading day) of the Company’s common stock for the 20 trading days subsequent to, but not including, the date that this Current Report on Form 8-K is filed with the Securities and Exchange Commission.

The conversion of the SK Energy Convertible Note is subject to a 49.9% conversion limitation (for so long as SK Energy or any of its affiliates holds such note), which prevents the conversion of any portion thereof into common stock of the Company if such conversion would result in SK Energy beneficially owning (as such term is defined in the Securities Exchange Act of 1934, as amended)(“Beneficially Owning”) more than 49.9% of the Company’s outstanding shares of common stock.

The conversion of the other Convertible Notes is subject to a 4.99% conversion limitation, at any time such note is Beneficially Owned by any party other than (i) SK Energy or any of its affiliates (which is subject to the separate conversion limitation described above); (ii) any officer of the Company; (iii) any director of the Company; or (iv) any person which at the time of obtaining Beneficial Ownership of the Convertible Note beneficially owns more than 9.99% of the Company’s outstanding common stock or voting stock (collectively (ii) through (iv), “Borrower Affiliates”). The Convertible Notes are not subject to a conversion limitation at any time they are owned or held by Borrower Affiliates.

The Convertible Notes are due and payable on August 1, 2021, but may be prepaid at any time, without penalty. The Convertible Notes contain standard and customary events of default and upon the occurrence of an event of default, the amount owed under the Convertible Notes accrues interest at 10% per annum.

The terms of the Convertible Notes may be amended or waived and such amendment or waiver shall be applicable to all of the Convertible Notes with the written consent of Convertible Note holders holding at least a majority in interest of the then aggregate dollar value of Convertible Notes outstanding.

Hunter Oil Purchase and Sale Agreement and Stock Purchase Agreement

On August 1, 2018, PEDCO entered into a Purchase and Sale Agreement with Milnesand Minerals Inc., a Delaware corporation, Chaveroo Minerals Inc., a Delaware corporation, Ridgeway Arizona Oil Corp., an Arizona corporation (“RAOC”), and EOR Operating Company, a Texas corporation (“EOR”)(collectively “Seller”)(the “Purchase Agreement”). Pursuant to the Purchase Agreement, we (through our wholly-owned subsidiary Pacific Energy Development Corp. (“PEDCO”)) agreed to acquire certain oil and gas assets described in greater detail below (the “Assets”) from the Sellers in consideration for $18,500,000 (of which $500,000 is to be held back to provide for potential indemnification of PEDCO under the Purchase Agreement and Stock Purchase Agreement (described below), with one-half ($250,000) to be released to Seller 90 days after closing and the balance ($250,000) to be released 180 days after closing (provided that if a court of competent jurisdiction determines that any part of the amount withheld by PEDCO subsequent to 180 days after closing was in fact due to the Seller, PEDCO is required to pay Seller 200%, instead of 100%, of the amount so retained). The effective date of the acquisition of the Assets is scheduled to be September 1, 2018. The purchase price is subject to adjustment: (a) to reflect expenditures by Seller which are attributable to the Assets after the effective time of the transaction (upwards); (b) proceeds attributable to the sale of hydrocarbons received by the Seller that are attributable to the Assets after the effective time of the transaction (downward if received by the Seller); (c) discrepancies in the title of the Assets (downward); (d) the value of hydrocarbons in tanks at the effective time of the transaction (upward); and (e) certain other adjustments as described in greater detail in the Stock Purchase Agreement (as defined below), subject to a maximum aggregate downward adjustment of 15% of the aggregate purchase price for adjustments relating to the title of the Assets.

In connection with our entry into the Purchase Agreement, we paid $500,000 into escrow as a deposit towards the acquisition of the Assets (the “Deposit”). The Purchase Agreement contains customary representations and warranties of the parties, and indemnification requirements (subject to a $25,000 aggregate minimum threshold and a $1,000,000 cap as to each of buyer and seller). The closing of the acquisition contemplated by the Purchase Agreement is anticipated to occur on August 31, 2018, with an effective date of September 1, 2018, subject to the closing conditions set forth in the Purchase Agreement, including receipt of Hunter Oil Corp. shareholder approval, the ultimate parent company of each of the Sellers. Either party may terminate the Purchase Agreement in the event the closing has not occurred by August 31, 2018, and the failure to close was not a result of the breach of the agreement by the terminating party. In the event the Purchase Agreement is terminated for any reason other than the material breach of the Purchase Agreement by PEDCO or PEDCO’s failure to comply with its obligations under the Purchase Agreement, the Deposit is required to be returned to PEDCO. The Purchase Agreement allows PEDCO to audit the revenues and expenses of the Seller attributable to the Assets for the period of three years prior to the closing, among other things, and requires the Seller to provide assistance to PEDCO in connection with such audit for the first 180 days following closing (with such Seller’s reasonable costs associated with such audit being reimbursed by PEDCO at the rate of 150% of such costs).

The Assets represent approximately 23,000 net leasehold acres, current operated production, and all of Seller’s leases and related rights, oil and gas and other wells, equipment, easements, contract rights, and production (effective as of the effective date) as described in the Purchase Agreement. The Assets are located in the San Andres play in the Permian Basin situated in west Texas and eastern New Mexico, with all acreage and production 100% operated and substantially all acreage held by production.

Also on August 1, 2018, PEDCO entered into a Stock Purchase Agreement with Hunter Oil Production Corp. (“Hunter Oil”). Pursuant to the Stock Purchase Agreement, PEDCO agreed to acquire all of the stock of RAOC and EOR (the “Acquired Companies”) for a net of $500,000 (an aggregate purchase price of $2,815,636, less $2,315,636 in restricted cash which the Acquired Companies are required to maintain as of the closing date). The Stock Purchase Agreement contains customary representations and warranties of the parties, post-closing adjustments, and indemnification requirements requiring Hunter Oil to indemnify us for certain items (subject to the $25,000 aggregate minimum threshold and $1,000,000 cap provided for in the Purchase Agreement) and us to indemnify Hunter Oil for certain items (which requirement does not include a threshold or cap). The closing of the acquisition contemplated by the Stock Purchase Agreement is anticipated to close on August 31, 2018, subject to the closing of the transactions contemplated by the Purchase Agreement (described above), and simultaneously therewith.

Condor Acquisition

 On August 1, 2018, Red Hawk Petroleum, LLC, our wholly-owned subsidiary (“Red Hawk”) entered into a Membership Interest Purchase Agreement (the “Membership Purchase Agreement”) with MIE Jurassic Energy Corporation (“MIEJ”). Pursuant to the Membership Purchase Agreement, MIEJ sold Red Hawk 100% of the outstanding membership interests of Condor Energy Technology LLC (“Condor”) in consideration for $545,000. Condor owns approximately 2,340 net leasehold acres, 100% held by production (HBP), located in Weld and Morgan Counties, Colorado, with four operated producing wells. The Membership Purchase Agreement contains customary representations and warranties and provides that, as of the August 1, 2018 effective date, Red Hawk will assume responsibility for all costs, expenses and obligations outstanding and unpaid that are attributable to the properties as of the effective date and thereafter, and Red Hawk will also be entitled to all income and revenues received by Condor that are attributable to the properties, even if received by Condor with respect to oil and gas production prior to the effective date.

The Company previously owned 20% of Condor through PEDCO, along with MIEJ, which then held 80% of Condor, until February 19, 2015, when we and PEDCO entered into a Settlement Agreement (the “MIEJ Settlement Agreement”) with MIEJ, whereby, among other things, PEDCO sold its full 20% interest in Condor to MIEJ. Additionally, until June 25, 2018, when such amount was repaid pursuant to a Debt Repayment Agreement (described in greater detail in the Current Report on Form 8-K which we filed with the Securities and Exchange Commission on June 25, 2018), we owed approximately $6.4 million to MIEJ pursuant to the terms of a Secured Subordinated Promissory Note (the “MIEJ Note”).

* * * * * * * * *

The foregoing description of the Convertible Notes, Purchase Agreement and Stock Purchase Agreement and Membership Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Convertible Notes, Purchase Agreement and Stock Purchase Agreement, and Membership Purchase Agreement, copies of which are attached as Exhibit 10.1, 2.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 above regarding the Convertible Notes are incorporated by reference in this Item 2.03 in their entirety.

Item 3.02 Unregistered Sales of Equity Securities.

We claim an exemption from registration for the issuance and sale of the Convertible Notes described above pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (“Securities Act”), since the foregoing issuances did not involve a public offering, the recipients were “accredited investors” and/or had access to similar information as would be included in a Registration Statement under the Securities Act. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing issuances and we paid no underwriting discounts or commissions. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

Up to a total of 11,079,812 shares of common stock of the Company are issuable upon the conversion of the principal amount of the Convertible Notes, based on a Conversion Price equal to $2.13 per share, which is $0.10 above the $2.03 per share Book/Market Price on August 1, 2018, which conversion price is subject to upward adjustment in connection with the calculation of the final VWAP Price as discussed above subsequent to the date hereof.

Item 4.01 Changes in Registrant’s Certifying Accountant

Effective July 1, 2018, GBH CPAs, PC (“GBH”), an independent registered public accounting firm, combined its practice with Marcum, LLP (“Marcum”). As a result, GBH effectively resigned as the independent registered public accounting firm of the Company and Marcum, as the successor-in-interest to GBH, became the Company’s independent registered public accounting firm. The engagement of Marcum was approved by the Audit Committee of the Company’s Board Directors on July 30, 2018, effective as of July 1, 2018.

Pursuant to applicable rules, the Company makes the following additional disclosures:

(a)           GBH’s reports on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports contained explanatory paragraphs in respect to uncertainty as to the Company’s ability to continue as a going concern.

(b)           During the fiscal years ended December 31, 2017 and 2016 and through July 30, 2018, there were no disagreements with GBH on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to GBH’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the fiscal years ended December 31, 2017 and 2016 and through July 30, 2018, there were no events of the type described in Item 304(a)(1)(v) of Regulation S-K.

(c)           During the fiscal years ended December 31, 2017 and 2016 and through July 30, 2018, the Company did not consult with Marcum with respect to any matter whatsoever including without limitation with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided GBH with a copy of the foregoing disclosure and requested that it furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made therein. A copy of such letter, dated July 30, 2018, is filed as Exhibit 16.1 to this Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2018, the Board of Directors of the Company appointed J. Douglas Schick as the President of the Company. Effective as of the appointment of Mr. Schick, Frank C. Ingriselli stepped down as President of the Company, provided that Mr. Ingriselli continues to serve as the Chairman of the Board of Directors of the Company, as an advisor to the Chief Executive Officer, and as an employee of the Company pursuant to that certain Executive Employment Agreement, dated May 10, 2018, entered into by and between PEDCO and Mr. Ingriselli, as amended to date.

On August 1, 2018, in connection with his appointment as President of the Company, we entered into an offer letter with J. Douglas Schick (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Schick agreed to serve as President of the Company on an at-will basis; the Company agreed to pay Mr. Schick $20,833 per month and that Mr. Schick is eligible for an annual bonus in the discretion of the Company totaling up to 40% of his then current salary and may also receive grants of restricted stock and options in the Board of Directors’ sole discretion. Mr. Schick’s employment may be terminated by him or the Company with 30 days prior written notice. In the event Mr. Schick’s employment with the Company is terminated by the Company without “Cause,” the Company will (a) pay Mr. Schick an amount equal to twelve (12) months of his then-current annual base salary, and (b) immediately accelerate by twelve (12) months the vesting of all outstanding Company restricted stock and options exercisable for Company capital stock held by Mr. Schick. For purposes of the Offer Letter, “Cause” means Mr. Schick’s (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of the Company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of fiduciary duty involving personal profit, in each case made in connection with his responsibilities as an employee, officer or director of the Company and which has, or could reasonably be deemed to result in, a material adverse effect upon the Company; (4) illegal use or distribution of drugs; (5) willful material violation of any policy or code of conduct of the Company; or (6) material breach of any provision of the Offer Letter or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by him for the benefit of the Company or any of its affiliates, all as reasonably determined in good faith by the Board of Directors of the Company. However, an event that is or would constitute “Cause” shall cease to be “Cause” if he reverses the action or cures the default that constitutes “Cause” within 10 days after the Company notifies him in writing that Cause exists.

The Offer Letter contains standard confidentiality provisions; a standard non-compete restriction prohibiting Mr. Schick from competing against the Company during the term of his employment and for one year thereafter in connection with any directly competitive enterprise, commercial venture, or project involving petroleum exploration, development, or production activities in the same geographic areas as the Company’s activities or doing business with the Company during the six-month period before the termination of his employment, with certain exceptions; and a non-solicitation provision prohibiting him from inducing or attempting to induce any employee of the company from leaving their employment with the Company and/or attempting to induce any consultant, service provider, customer or business relation of the Company from terminating their relationship with the Company during the term of his employment and for one year thereafter.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is attached as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Effective August 1, 2018, John J. Scelfo was appointed as Chairman of the Audit Committee of the Company, replacing Adam McAfee, who remains on the committee as a member thereof.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on August 1, 2018 regarding the matters discussed in Items 1.01, 2.03, 3.02 and 5.02 above. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 8.01 Other Events.

Effective August 1, 2018, the Company (a) changed its principal place of business from 4125 Blackhawk Plaza Circle, Suite 201, Danville, California 94506 to 1250 Wood Branch Park Dr., Suite 400, Houston, Texas 77079, and (b) hired five (5) new employees in its Houston office.

The Company has scheduled its 2018 Annual Meeting of Stockholders to be held on Thursday, September 27, 2018 at 10:00 a.m. local time at PEDEVCO Corp.’s new corporate office located at 1250 Wood Branch Park Dr., Houston, Texas 77079. The record date for determination of stockholders entitled to vote at the meeting, and any adjournment thereof, is planned to be set on or around the close of business on August 9, 2018. More information regarding the Company's 2018 Annual Meeting of Stockholders will be disclosed in the Company's proxy statement which the Company plans to file with the Securities and Exchange Commission shortly after the record date.

To be timely, pursuant to the Company's Bylaws, as amended, and Rule 14a-8 of the Securities Exchange Act of 1934, as amended, any notice of business or nominations with respect to the 2018 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 1250 Wood Branch Park Dr., Suite 400, Houston, Texas 77079, Attention: Corporate Secretary by no later than 5:00 p.m., Central Time, on August 11, 2018. Any such stockholder proposal must be submitted and must comply with the applicable rules and regulations of the Securities and Exchange Commission, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and the Company's Bylaws, as amended.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*#
Purchase and Sale Agreement dated August 1, 2018, by and between Milnesand Minerals Inc., Chaveroo Minerals Inc., Ridgeway Arizona Oil Corp., and EOR Operating Company, as sellers and Pacific Energy Development Corp., as purchaser

10.1*	Form of Convertible Promissory Note between PEDEVCO Corp., as borrower and various lenders (including SK Energy LLC), dated August 1, 2018
10.2*#	Stock Purchase Agreement dated August 1, 2018, by and between Pacific Energy Development Corp. and Hunter Oil Production Corp.
10.3*#	Membership Interest Purchase Agreement dated August 1, 2018, by and between Pacific Energy Development Corp., as buyer, and MIE Jurassic Energy Corporation, as seller
10.4*	Offer Letter with J. Douglas Schick as President dated August 1, 2018
16.1*	Letter dated July 30, 2018 from GBH CPAs, PC to the Securities and Exchange Commission
99.1**	Press Release dated August 1, 2018

* Filed herewith.
** Furnished herewith.
# Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that PEDEVCO Corp. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEDEVCO CORP.

Date: August 1, 2018	By:	/s/ Dr. Simon Kukes
Dr. Simon Kukes
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*#
Purchase and Sale Agreement dated August 1, 2018, by and between Milnesand Minerals Inc., Chaveroo Minerals Inc., Ridgeway Arizona Oil Corp., and EOR Operating Company, as sellers and Pacific Energy Development Corp., as purchaser

10.1*	Form of Convertible Promissory Note between PEDEVCO Corp., as borrower and various lenders (including SK Energy LLC), dated August 1, 2018
10.2*#	Stock Purchase Agreement dated August 1, 2018, by and between Pacific Energy Development Corp. and Hunter Oil Production Corp.
10.3*#	Membership Interest Purchase Agreement dated August 1, 2018, by and between Pacific Energy Development Corp., as buyer, and MIE Jurassic Energy Corporation, as seller
10.4*	Offer Letter with J. Douglas Schick as President dated August 1, 2018
16.1*	Letter dated July 30, 2018 from GBH CPAs, PC to the Securities and Exchange Commission
99.1**	Press Release dated August 1, 2018

* Filed herewith.
** Furnished herewith.
# Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that PEDEVCO Corp. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.